Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
Registration Statement Under the Securities Act of 1933

(Form Type)

NorthWestern Corporation
d/b/a
NorthWestern Energy
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (1)(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock (1)	457(c) and 457(h)	700,000	$57.44	$40,208,000	0.0000927	$3,727.28
Total Offering Amounts					$40,208,000		$3,727.28
Total Fee Offsets							0
Net Fee Due							$3,727.28

(1)This registration statement relates to the additional shares of Common Stock to be offered pursuant to the NorthWestern Corporation Amended and Restated Equity Compensation Plan.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and based on the average of the high and low sales prices per share of the Registrant’s Common Stock as reported on the Nasdaq Stock Market, LLC on February 10, 2022.